UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2015 (June 19, 2015)

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA 70433
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
As previously disclosed in our Current Report on Form 8-K filed January 2, 2013, Globalstar, Inc. (“Globalstar” or “we”) entered into a Common Stock Purchase Agreement dated as of December 28, 2012 (the "Purchase Agreement") with Terrapin Opportunity, L.P. ("Terrapin") pursuant to which we may, subject to certain conditions, require Terrapin to purchase up to $30.0 million of shares of our voting common stock over the 24-month term. On June 22, 2015, Terrapin purchased 6,562,398 shares of our voting common stock under the Purchase Agreement for an aggregate purchase price of $14 million, which constituted the remaining amount available under the Purchase Agreement.
As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, Hughes elected an option to accept a pre-payment of approximately $15.5 million of our remaining contract milestones in Globalstar voting common stock at a 7% discount in lieu of cash. On June 19, 2015, we issued 7,382,356 shares of our voting common stock to Hughes pursuant to this agreement.
The issuances of the shares of voting common stock to Terrapin and Hughes described above are exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act. These shares have been registered for resale under effective registration statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ Rebecca S. Clary
Rebecca S. Clary
Vice President and Chief Financial Officer

Date: June 25, 2015